EXHIBIT 21.1

LIST OF SUBSIDIARIES OF CARDIODYNAMICS INTERNATIONAL CORPORATION

Name of company and name under which it does business	Jurisdiction of incorporation or organization
CardioDynamics Management, GmbH	Germany

medis Medizinische Messtechnik, GmbH (80% majority owned)	Germany